EXHIBIT 10.1

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. THE OMITTED PORTIONS HAVE BEEN REPLACED WITH "****".

EXCLUSIVE LICENSE AGREEMENT
This Exclusive License Agreement (this "Agreement"), dated and effective as of July 27, 2017 ("Effective Date"), is entered into by and between NantCell, Inc., a Delaware corporation ("NantCell"), on the one hand, and CytRx Corporation, a Delaware corporation ("CytRx"), on the other hand.  NantCell and CytRx are each sometimes referred to herein as a "Party" and collectively as the "Parties."
RECITALS
WHEREAS, CytRx is the owner of or Controls the Licensed Patents and the Licensed Know How related to the Licensed Product and has the right to grant licenses thereto as contemplated hereby.
WHEREAS, NantCell desires to obtain a license or (as applicable) sublicense under the Licensed Patents and the Licensed Know How to Exploit the Licensed Product upon the terms and conditions hereinafter set forth.
WHEREAS, in connection with the transactions contemplated by this Agreement, NantCell is making an investment in CytRx on the Effective Date in accordance with a Stock Purchase Agreement separately entered into between the parties, and CytRx has issued a warrant to NantCell dated as of the date hereof entitling NantCell to purchase additional shares of common stock on the terms and conditions set forth therein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
1. Definitions.  For purposes of this Agreement, in addition to words defined elsewhere, the following words and phrases shall have the following meanings:
"Affiliate" means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists.  For purposes of this definition, "control" means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person.
"Commercially Reasonable Efforts" means those efforts and resources commensurate with those efforts commonly used in the biopharmaceutical industry by a company of comparable size in connection with the development or commercialization of biopharmaceutical products that are of similar status, taking into account the proprietary position of the product (including actual and potential regulatory exclusivity, intellectual property scope, subject matter and coverage), safety and efficacy, product profile, competitiveness of the marketplace, the regulatory status and approval process, anticipated or approved labeling, present and future market potential, the probable profitability of the applicable product (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors such as technical, legal, scientific or medical factors.
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"Contract" means any agreement, contract or commitment of any nature (whether written or oral and whether expressed or implied).
"Control" (including any variations such as "Controlled" and "Controlling") means, with respect to any Licensed Know How, Licensed Patents or other intellectual property right, the possession (whether by ownership or license) by a Party of the ability to grant to the other Party a license as provided herein to such Licensed Know How, Licensed Patents or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party.
"Covered" means, with respect to any Licensed Patent, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by Exploitation of the Licensed Product.
"CytRx Materials" means all pre-clinical and clinical inventory of the Licensed Product (including, without limitation, API, WPI and finished dose) all other materials necessary for the Exploitation of the Licensed Product that are Controlled by CytRx or its Affiliates as of the Effective Date, including without limitation the materials listed on Exhibit A attached hereto.
"EMA" means European Medicines Agency, or any successor thereto.
"Exclusivity Period" means, for any country, a period for which a competent Regulatory Authority in such country has prohibited commercial sales of generic versions of the Licensed Product, including pediatric exclusivity and/or orphan exclusivity; provided, however, that in each country the Exclusivity Period shall only apply with respect to the therapeutic indication(s) for which the Exclusivity Period has been granted by the relevant Regulatory Authority.
"Exploit" means to research, develop, commercialize, make, have made, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product.  Cognates of the word "Exploit" shall have correlative meanings.
"FDA" means the United States Food and Drug Administration, or any successor thereto.
"First Commercial Sale" means, with respect to a product in any country, the first sale for end use or consumption of such product in such country after marketing approval (including pricing approval) has been granted in such country.  First Commercial Sale excludes any sale or other distribution of such product for use in a clinical trial or other development activity, promotional use (including samples) prior to marketing approval or for compassionate use or on a named patient basis.
"Infringement" means any infringement as determined by law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.
Exh 10.1 Page 2

"Know How" means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, know how, sequences, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents and other information.  For the avoidance of doubt, Know How includes all data and results from pre-clinical and clinical studies.
"KTB Agreement" means the License Agreement dated as of August 17th , 2006 between KTB Tumorforschungs GmbH (Tumor Biology Center) and Licensor's wholly-owned Affiliate CytRx Oncology Corporation (then known as Innovive Pharmaceuticals, Inc.), including all amendments thereto prior to the Effective Date, a copy of which is attached hereto as Exhibit G.
"KTB Royalty Term" means the "Royalty Term" as defined in the KTB Agreement.
"Licensed Know How" means all Know How necessary for the Exploitation of the Licensed Product and Controlled by CytRx or its Affiliates as of the Effective Date, including without limitation the Know How listed on Exhibit A attached hereto.
"Licensed Patents" means all Patents Covering the Licensed Product and Controlled by CytRx or its Affiliates, whether Controlled by CytRx or its Affiliates as of the Effective Date or thereafter, including without limitation the Patents listed on Exhibit B attached hereto.
"Licensed Product" means the product identified on Exhibit C attached hereto.
"Licensed Product INDs" means the four INDs for the Licensed Product listed on Exhibit D.
"MHLW" means the Japanese Ministry of Health, Labor and Welfare, or any successor thereto.
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"Net Sales" mean the gross amount invoiced by a Selling Party on all sales of Licensed Product, less to the extent actually paid or accrued by a Selling Party (a) credits, allowances, discounts and rebates to, and chargebacks from, the account of such customers for spoiled, damaged, out-dated and returned Licensed Product; provided  that during the KTB Royalty Term CytRx's consent shall be  required for any discount above twenty five percent (25%) or any transfer on a non-cash-basis (except transfers for research or development purposes, clinical trials, compassionate use purposes or as samples or promotions) in order for such discount or transfer to be excluded from  the calculation of Net Sales; (b) freight and insurance costs incurred by a Selling Party in transporting such Licensed Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product given to such customers under price reduction programs; (d) sales, use, value-added and other taxes (excluding income taxes and other taxes on profit and property) incurred on the sale of such Licensed Product to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Licensed Product to such customers.  Net Sales shall include all consideration charged by the Selling Party in exchange for any Licensed Product, including without limitation any monetary payments or any other property whatsoever.  For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product shipped for delivery.  Sales of Licensed Product by NantCell to any Affiliate or Sublicensee or by any Sublicensee to an Affiliate or other Sublicensee which is a reseller thereof shall be excluded from calculating Net Sales, and only the subsequent sale of such Licensed Product by such Selling Party to unrelated parties shall be deemed Net Sales hereunder.  Product provided without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, indigent programs or for use as samples will be excluded from the computation of Net Sales. Where the Licensed Product is sold in combination with other pharmaceutical products, diagnostic products or active ingredients (collectively, "Combination Components"), Net Sales will be calculated by multiplying the Net Sales of the Combination Components by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Components if sold separately in such country.  If no such separate sales are made by NantCell, its Affiliates or Sublicensees in a country, Net Sales of the Combination Components will be calculated in a manner determined by NantCell in good faith based upon the relative value of the active components of such Combination Components.
"Orphan Indications" means any soft tissue sarcoma indication(s) for which the Licensed Product is approved by a Regulatory Authority in the Territory.
"Patents" means all rights and interests in and to issued patents and pending patent applications (including inventor's certificates and utility models) in any country or jurisdiction, including all provisionals, substitutions, continuations, continuations-in-part, additions, divisionals, patent term extensions, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs, pediatric exclusivity periods, and foreign equivalents to any of the foregoing
"Person" means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
"Regulatory Authority" means any domestic (federal, state or local) or foreign court, commission or governmental, regulatory or administrative body, board, bureau, agency, instrumentality, authority or tribunal or any subdivision thereof, including, but not limited to, the FDA, the EMA, the MHLW, and the authorit(ies) in any country in the Territory that are comparable to the FDA and have responsibility for granting marketing approval for the Licensed Product in such country.
"Regulatory Filings" means any and all submissions, correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any governmental authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Licensed Product.
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"Selling Party" means NantCell, any Sublicensee(s) or the Affiliates of any of the foregoing.

"Sublicense" means an agreement entered into by NantCell or an Affiliate thereof granting rights to a Third Party with respect to the Exploitation of the Licensed Product granted to NantCell hereunder.

"Sublicensee" means any Person other than an Affiliate of NantCell to which NantCell (or a Sublicensee) has granted a Sublicense under this Agreement.

"Territory" means all countries of the world.

"Third Party" means a Person other than (a) CytRx or any of its Affiliates and (b) NantCell or any of its Affiliates.

"Valid Claim" means a claim of any issued and unexpired patent or patent application within the Licensed Patent that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed.

2. Grant of Rights.
(a) License.  Subject to the terms and conditions of this Agreement, CytRx hereby grants to NantCell and its Affiliates a royalty-bearing, exclusive (even as to CytRx) license, or as applicable, sublicense, in each case with the right to sublicense (through one or more multiple tiers) in, to and under the Licensed Patents and Licensed Know How and the CytRx Materials to Exploit the Licensed Product in the Territory.  Any such sublicense shall contain covenants of the sublicensee for such sublicensee consistent with the obligations of NantCell under this Agreement.  NantCell shall be responsible for curing acts or omissions of its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of NantCell hereunder.  All sublicenses shall survive termination of this Agreement provided such sublicensees are not in breach (taking into account any applicable cure period provided in such sublicense); and, provided further that CytRx shall not be obligated to incur any obligations or duties to any sublicensee of NantCell not otherwise provided for in this Agreement. .  During the term of this Agreement, neither CytRx nor any of its Affiliates will, directly or indirectly, (i) undertake or partner with any Third Party to develop or commercialize any therapeutic product incorporating doxorubicin or a derivative thereof (other than the Licensed Product) or (ii) enter into any agreement or otherwise license, grant, assign, transfer, convey or otherwise encumber or dispose any right, title or interest in, to or under any of the Licensed Patents, Licensed Know How, CytRx Materials or Licensed Product, which agreement, license, grant, assignment, transfer, conveyance, encumbrance or disposition would materially conflict with the rights granted to NantCell and its Affiliates hereunder (which foregoing restriction shall for the avoidance of doubt include, without limitation, the grant of any rights to the Licensed Product).
(b) The Parties acknowledge that in the event of a termination of the KTB Agreement, the sublicense to NantCell hereunder with respect to the rights under the KTB Agreement (and any sublicense granted by NantCell in compliance with Section 2(a) above) shall survive such termination provided that NantCell, or the relevant sublicensee, as applicable, is not in breach of this Agreement.  CytRx agres not to terminate, amend or otherwise modify the KTB Agreement without the prior written consent of NantCell.
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(c) Transfer of Licensed Know How and CytRx Materials.  Promptly following (and in any event within ten (10) days after) the Effective Date, CytRx shall transfer to NantCell copies of the Licensed Know How and CytRx Materials , with Cytrx to bear any out of pocket costs associated with such transfer.  In addition, during the term of this Agreement, CytRx will, at CytRx's cost and expense, provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to NantCell, with respect to the use of such Licensed Know How and CytRx Materials in accordance with the licenses granted to NantCell hereunder; provided that the foregoing obligations shall not be construed to obligate CytRx to retain or hire any personnel, and shall apply only to the extent that CytRx personnel are and can be made available without interfering with CytRx's conduct of its own business.
(d) Contracts.  CytRx agrees to transfer and assign to NantCell as of the Effective Date the Contracts listed on Exhibit E that are identified as "Assigned Contracts" thereon and to fulfill any notice requirements in connection with such transfer and assignment.  In furtherance of the foregoing, the parties agree to execute the assignment and assumption agreement attached hereto as Exhibit F on the Effective Date.  In addition, with respect to the Contracts listed on Exhibit E that are identified as "Additional Contracts", CytRx will use commercially reasonable efforts to (i) obtain any required consent, approval, waiver or notice to transfer and assign such Additional Contracts to NantCell as soon as practical following the Effective Date, (ii) provide to NantCell the benefits under these Additional Contracts; provided that NantCell shall fulfill the corresponding obligations to the extent NantCell would have been responsible therefor if such consent, approval, waiver or notice had been obtained as of the Effective Date as contemplated by this Agreement, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to NantCell and (iv) enforce at the request of NantCell and for the account of NantCell any rights of CytRx arising from any such Additional Contract (including the right to elect to terminate any such Additional Contracts in accordance with the terms thereof upon the request of NantCell). In connection with any such arrangement, NantCell shall reimburse CytRx for any reasonable and documented out-of-pocket costs and expenses actually incurred by CytRx in connection with the performance of such Additional Contracts to extent that such out-of-pocket costs and expenses would have been otherwise incurred by NantCell had such Additional Contracts been assigned and transferred to NantCell as of the Effective Date as contemplated by this Agreement.  CytRx will promptly pay to NantCell when received all monies received, if any, by CytRx under such Additional Contracts to the extent that such monies would have been otherwise payable to NantCell had such Additional Contracts been assigned and transferred to NantCell as of the Effective Date as contemplated by this Agreement.

(e) Regulatory Filings.  Promptly following (and in any event within ten (10) days after) the Effective Date, CytRx will convey, assign and transfer to NantCell all Regulatory Filings relating to the Licensed Product, including without limitation the Licensed Product INDs.  Without limiting the generality of the foregoing, CytRx hereby grants to NantCell an exclusive and irrevocable right of access and reference to any and all Regulatory Filings (along with all data and results of the development program undertaken by or on behalf of CytRx) relating to the Licensed Product, and shall cooperate fully to make the benefits of such Regulatory Filings, data and results available to NantCell and its designee(s) on a worldwide basis.  In addition, during the term of this Agreement, CytRx will provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide support to NantCell, with respect to the Regulatory Filings, provided that the foregoing obligations shall not be construed to obligate CytRx to retain or hire any personnel, and shall apply only to the extent that CytRx personnel are and can be made available without interfering with CytRx's conduct of its own business.  From and after the Effective Date, as between the Parties, NantCell will be responsible for preparing, filing and maintaining, and will own, all Regulatory Filings and related submissions with respect to the Licensed Product and will bear the cost of such preparation, filing, maintenance and ownership.
(f) Responsibility.  Following the Effective Date and at all times during the term of this Agreement, NantCell and its Affiliates and Sublicensees shall be responsible for, and shall bear all costs associated with, the Exploitation of the Licensed Product; provided, however, that (i) any outstanding payables related to the clinical studies and other development work being conducted by CytRx with respect to Licensed Product as of the Effective Date and (ii) subject to Section 2(d), any current or future obligations under the Contracts listed on Exhibit E (other than the Assigned Contracts) shall continue to be obligations of CytRx.  Subject to the terms of this Agreement, all decisions concerning the Exploitation of the Licensed Product, including the clinical and regulatory strategy, design, sale, price and promotion of the Licensed Product, shall be within the sole discretion of NantCell and its Affiliates and Sublicensees.
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(g) Development Plan.  Within ninety (90) days of the Effective Date, NantCell shall deliver an initial written development plan for the development for the Licensed Product, including by specifying clinical studies and activities to be conducted (the "Development Plan").  Thereafter, on an annual basis within ninety (90) days of each anniversary of the Effective Date until First Commercial Sale of the Licensed Product, NantCell shall deliver an updated, written Development Plan for the Licensed Product.  In preparing the initial Development Plan and any subsequent Development Plan, NantCell will consider CytRx's input and advice in good faith.  At any time that pre-marketing-approval development activities for a Licensed Product are being conducted by or on behalf of NantCell to seek marketing approval in the United States, Europe, or Japan for Licensed Product, NantCell shall provide semi-annual updates to CytRx regarding the work performed with respect to the development of the Licensed Product under the applicable Development Plan.
(h) Diligence.  NantCell, at its sole cost and expense, shall use Commercially Reasonable Efforts to develop and commercialize the Licensed Product in the Territory in accordance with the Development Plan then in effect, including specifically for the Orphan Indications.  The efforts of NantCell's Affiliates and Sublicensees shall be treated as the efforts of NantCell when evaluating NantCell's compliance with the foregoing diligence obligations.
(i) No Additional Rights.  Nothing contained herein shall be construed to confer any rights upon either Party by implication, estoppel or otherwise as to any technology or patent or other intellectual property rights of the other Party other than as expressly set forth herein
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3. Milestone Payments.
(a)
Regulatory Milestones.  NantCell shall pay, within forty-five (45) days following the date of achievement of each milestone below, to CytRx the following milestones payments upon the achievement of the designated milestone levels:

Milestone Event	Payment
(i) ****	****
(ii) ****	****
(iii) ****	****
(iv) ****	****

The milestone payments under clauses (i)-(iii) above shall be payable ****.  Any amounts paid under clause (iv) above shall ****.

(b)
Commercial Milestones.  Within forty-five (45) days following the last day of the calendar year, NantCell shall pay to CytRx the following milestone payments once each upon achievement of the designated milestone levels, based on annual Net Sales of Licensed Products in such calendar year:

Milestone Event	Payment
(i) Aggregate Net Sales of Licensed Product worldwide in a calendar year first exceed ****	****
(ii) Aggregate Net Sales of Licensed Product worldwide in a calendar year first exceed ****	****
(iii) Aggregate Net Sales of Licensed Product worldwide in a calendar year first exceed ****	****
(iv) Aggregate Net Sales of Licensed Product worldwide in a calendar year first exceed ****	****
(v) Aggregate Net Sales of Licensed Product worldwide in a calendar year first exceed ****	****
(vi) Aggregate Net Sales of Licensed Product worldwide in a calendar year first exceed ****	****

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4. Royalties and Other Consideration.
(a) Royalties.  NantCell shall pay to CytRx a royalty, on a country-by-country basis, on Net Sales of Licensed Product sold by a Selling Party during the applicable Royalty Term as follows:
(i)	For Net Sales of Licensed Product attributable to Orphan Indications:
1.	**** of the portion of Net Sales in a calendar year of Licensed Product up to and including ****; and
2.	**** of the portion of Net Sales in a calendar year of Licensed Product ****.
(ii)	For all other Net Sales of Licensed Product:
1.	**** of the portion of Net Sales in a calendar year of Licensed Product up to and including ****;
2.	**** of the portion of Net Sales in a calendar year of Licensed Product ****; and
3.	**** of the portion of Net Sales in a calendar year of Licensed Product ****.
Royalties will be payable on a quarterly basis; any such payments shall be made within forty-five (45) days after the end of the calendar quarter during which the applicable Net Sales occurred.  NantCell's obligation to pay royalties with respect to the Licensed Product in a particular country shall commence upon the First Commercial Sale of the Licensed Product in such country and shall expire on a country by country basis, on the **** year anniversary of the later of (x) the date on which the Exploitation of the Licensed Product is no longer Covered by a Valid Claim  and (y) the expiration of an applicable Exclusivity Period covering the Licensed Product  (the "Royalty Term").
(b) Third Party Royalty Offset.  The Applicable Rate under Section 4(a) above shall be reduced, on a country-by-country and Licensed Product-by-Licensed Product basis and calendar quarter-by-calendar quarter basis, by an amount equal to 50% of any payments made to a Third Party in a calendar quarter on sales of such Licensed Product in such calendar quarter in such country in consideration for a license to any Patents owned or otherwise controlled by a Third Party ("Third Party Patents") that NantCell reasonably determines would be infringed by the manufacture, use, sale, offer for sale, import or exploitation of the Licensed Product as a monotherapy; provided, that in no event shall the royalty payable under this Agreement in any given calendar year be reduced below 50% of the Applicable Rate under Section 4(a) above.
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(c) Notwithstanding anything to the contrary in this Agreement, **** the royalty rate payable to CytRx  on Net Sales of Licensed Products under this Agreement, after taking into account any offsets, deductions or reductions permitted hereunder, shall not be reduced below ****.
(d) Arms-Length Transactions.  On sales of Licensed Product which are made in other than an arms-length transaction, the value of the Net Sales attributed under this Section 4 to such a transaction shall be that which would have been received in an arms-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.
(e) Method of Payment.  Unless otherwise agreed by the Parties, all payments due from NantCell to CytRx under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to the account designated in writing by CytRx.  After the First Commercial Sale of the Licensed Product and until expiration of the Royalty Term, NantCell shall prepare and deliver to CytRx royalty reports of the sale of the Licensed Product by the Selling Parties for each calendar quarter within forty-five (45) days of the end of each such calendar quarter specifying in the aggregate and country-by-country basis: (i) total gross amounts for the Licensed Product sold or otherwise disposed of by a Selling Party; (ii) amounts deducted by category in accordance with the definition of "Net Sales" from gross amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable. For purposes of determining whether Net Sales are attributable to Orphan Indications, NantCell shall be permitted to rely on data in the IntrinsiQ data base, any successor thereto, or another healthcare informatics data base reasonably acceptable to CytRx  .  If either Party fails to make an payment due under this Agreement within thirty (30) days of the date upon which such payment is due, then interest shall accrue from the date such payment was originally due at a rate equal to the lower of two percent (2%) above the thirty (30) day U.S. Dollar  LIBOR (as published in The Wall Street Journal, New York edition) or the maximum interest rate permitted under applicable law, and such interest shall be paid when such payment is made.  Such interest shall be computed on the basis of a year of 365 days for the actual number of days payment is delinquent.
(f) Foreign Sales.  The remittance of royalties payable on sales outside the United States shall be payable to CytRx in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable.  If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of CytRx or its nominee in any commercial bank or trust company of CytRx's choice located in that country, prompt written notice of which shall be given by NantCell to CytRx.
(g) Foreign Taxes.  Any tax required to be withheld by NantCell under the laws of any foreign country from any royalty or other payments due to CytRx hereunder or for the accounts of CytRx shall be promptly and timely paid by NantCell for and on behalf of CytRx to the appropriate governmental authority, and NantCell shall furnish CytRx with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority.  Any such tax actually paid on CytRx's behalf shall be deducted from royalty payments due CytRx.
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(h) Record Keeping.  NantCell shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of Licensed Product sold under this Agreement, appropriate to determine the amount of royalties and other monies due to CytRx hereunder.  Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate.  CytRx will have the right, once annually at its own expense, to have its auditors or an independent, certified public accounting firm, selected by it and subject to NantCell's prior written consent (which shall not be unreasonably withheld), review any such records of NantCell and its Affiliates and Sublicensees (the "Audited Party") in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days' prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made hereunder within the thirty-six (36) month period preceding the date of the request for review.  No calendar year will be subject to audit more than once.  NantCell will receive a copy of each such report concurrently with receipt by CytRx.  Should such inspection lead to the discovery of a discrepancy to CytRx's detriment, NantCell will, within forty-five (45) days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy plus interest on said sum at the rate of one percent (1.0%) per month (prorated for a partial month) accruing from the date such underpaid amount was initially due.  CytRx will pay the full cost of the review unless the underpayment of amounts due is greater than five percent (5%) of the amount due for the entire period being examined, in which case NantCell will pay the cost charged by such accounting firm and other reasonable out of pocket expenses for such review.  Should the audit lead to the discovery of a discrepancy to NantCell's detriment, NantCell may credit the amount of the discrepancy, without interest, against future payments payable to CytRx under this Agreement, and if there are no such payments payable, then CytRx shall pay to NantCell the amount of the discrepancy, without interest, within forty-five (45) days of NantCell's receipt of the report.
5.	Intellectual Property.
(a) Ownership.  Inventorship of inventions made or conceived in the course of activities performed under this Agreement will be determined by application of U.S. patent laws pertaining to inventorship.  Subject to the licenses granted by CytRx to NantCell under this Agreement, each Party shall own all right, title and interest in and to any inventions, works-of-authorship and developments (and all intellectual property with respect thereto) invented, created or developed by such Party in the course of performance of this Agreement.
(b) Prosecution.  Subject to Section 5(c) below, NantCell shall  prepare, file, prosecute and maintain (including with respect to any oppositions, cancellations, interferences, reissue proceedings, derivation proceedings, IPRs, PGRs, reexaminations, or other post-grant proceedings in any regional or national patent office in the Territory) (collectively, "Prosecution" or "Prosecute") the Licensed Patents at NantCell's sole cost and expense.  NantCell shall reasonably consult with CytRx regarding the patent filing strategy for the Licensed Patents prior to Prosecution thereof and the Prosecution of the Licensed Patents, in each case to the extent related to Licensed Product or otherwise relevant to the rights granted hereunder, by providing CytRx a Reasonable Opportunity to review and comment on all proposed submissions to any patent office before submission.  For the purpose of this Agreement, "Reasonable Opportunity" means that CytRx shall receive from NantCell or patent counsel true copies of all documents relating to the Prosecution of patent applications and patents within the Licensed Patents as soon as reasonably practical after NantCell has prepared or received such documents and materials, together with any documents submitted by NantCell to or received by NantCell from such patent office with respect to such Prosecution.  NantCell shall, in its reasonable judgment and to the extent practicable, consider in good faith and reasonably incorporate CytRx's comments concerning such documents and materials that NantCell receives from CytRx.
(c) CytRx Step-In Right.  If NantCell declines to Prosecute or maintain any Licensed Patent, elects to allow any Licensed Patent to lapse, or elects to abandon any Licensed Patent before all appeals within the respective patent office have been exhausted (each, an "Abandoned Patent Right"), then:
(i)
NantCell shall provide CytRx with reasonable notice of such decision so as to permit CytRx to decide whether to Prosecute such Abandoned Patent Right and to take any necessary action (which notice shall, to the extent reasonably feasible for NantCell, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(ii)	CytRx, at CytRx's expense, may assume control of the Prosecution of such Abandoned Patent Right.
(iii)	CytRx shall have the right to transfer the responsibility for such Prosecution of such Abandoned Patent Right to patent counsel (outside or internal) selected by CytRx.
(iv)	NantCell shall use commercially reasonable efforts to assist and cooperate with CytRx's reasonable requests to support Prosecution of such Abandoned Patent Right.
Exh 10.1 Page 11

Notwithstanding anything to the contrary in this Section 5(c), if NantCell, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application sublicensed under the KTB Agreement (the "KTB Patents"), then NantCell shall notify CytRx in writing thereof and following the date of such notice CytRx shall notify KTB of such decision and thereafter, (a) KTB shall be responsible in its sole discretion for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patent or patent applications, (b) NantCell shall thereafter have no sublicense under this Agreement to such patent or patent application, and (c) KTB shall retain a non-exclusive right under the KTB Patents solely to the extent necessary to practice the inventions claimed in such abandoned patent or patent application, to the extent that such retained right does not compete with the commercialization of Licensed Products hereunder.
(d) NantCell Enforcement.  Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent by a Third Party is uncovered or reasonably suspected.  NantCell shall have the first right to enforce any patent within the Licensed Patents against any Infringement or alleged Infringement thereof, and shall at all times keep CytRx informed as to the status thereof.  NantCell may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 5(g) below.  CytRx shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at NantCell's expense.  NantCell shall not enter into any settlement of any claim described in this Section 5(d) that admits to the invalidity or unenforceability of any Licensed Patent, incurs any financial liability on the part of CytRx or requires an admission of liability, wrongdoing or fault on the part of CytRx without CytRx's prior written consent, in each case, such consent not to be unreasonably withheld.
(e) CytRx Enforcement.  If NantCell elects not to enforce any patent within the Licensed Patents, then it shall so notify CytRx in writing within ninety (90) days of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations  or other legal or equitable time limitation applicable to maintaining a right to assert a claim against such Infringement), then CytRx may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 5(g) below.  NantCell shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at CytRx's expense.  CytRx shall not enter into any settlement of any claim described in this Section 5(e) that admits to the invalidity or unenforceability of any Licensed Patent, incurs any financial liability on the part of NantCell or requires an admission of liability, wrongdoing or fault on the part of NantCell without NantCell' prior written consent, in each case, such consent not to be unreasonably withheld.
(f) Progress Reports.  The Party initiating or defending any such enforcement action (the "Enforcing Party") shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.
Exh 10.1 Page 12

(g) Recovery.  The costs and expenses of the Party bringing suit under Section 5(d) or 5(e) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) the remainder of the recovery shall be shared as follows:
(i)	If CytRx is the Enforcing Party, seventy-five percent (75%) to CytRx and twenty-five percent (25%) to NantCell; and
(ii)	If NantCell is the Enforcing Party, seventy-five percent (75%) to NantCell and twenty-five percent (25%) to CytRx.
6.	Representations and Warranties.
(a) Each Party hereby represents and warrants to the other Party as of the Effective Date that:
(i)	It is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.
(ii)	It has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder.
(iii)
It has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(iv)
All necessary consents, approvals and authorizations of all applicable competent authorities and other persons required to be obtained by such Party in order to execute and perform this Agreement on behalf of such Party have been obtained.

(v)	The execution and delivery of this Agreement and the performance of such Party's obligations do not constitute a default or require any consent under any other contractual obligation of such Party.
Exh 10.1 Page 13

(b) In addition, CytRx hereby represents and warrants to NantCell as of the Effective Date that:
(i)
To CytRx's knowledge, each item of the Licensed Patents (x) is valid, subsisting and in full force and effect, (y) has not been abandoned or passed into the public domain and (z) is free and clear of any liens or encumbrances.

(ii)
CytRx has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Licensed Patents, Licensed Know How or the CytRx Materials to any Person in a manner that would materially conflict with the rights granted to NantCell under this Agreement.

(iii)	CytRx Controls the Licensed Patents, Licensed Know How, CytRx Materials and Licensed Product and has all rights necessary to grant the licenses to NantCell hereunder.
(iv)
Neither the shareholders or employees of CytRx nor any other Person (other than CytRx) has any rights to the Licensed Patents, the Licensed Know How, CytRx Materials or the Licensed Product (and any such rights previously held by any of them have been assigned to CytRx).

(v)
To CytRx's knowledge, no patent application or registration within the Licensed Patents is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291.

(vi)	No Person has made any claim or allegation in writing to CytRx or its Affiliates that such Person has any right or interest in, to or under the Licensed Patents or the Licensed Know How.
(vii)
CytRx has no knowledge of any facts, circumstances or information that (x) would render any Licensed Patent invalid or unenforceable or (y) would materially adversely affect any pending application for any Licensed Patent.

(viii)
CytRx has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Licensed Patent that would constitute fraud or a misrepresentation with respect to such application or that would otherwise materially adversely affect the validity or enforceability of any Licensed Patent.  To CytRx's knowledge, all necessary registration, maintenance and renewal fees in connection with each item of the Licensed Patents have been paid and all necessary documents and certificates in connection with such Licensed Patents have been filed with the relevant patent or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Licensed Patents.

(ix)
No claim or litigation has been brought or threatened in writing by any Third Party alleging that (x) the Licensed Patents are invalid or unenforceable or (y) the Exploitation of the Licensed Product and/or the CytRx Materials or Licensed Know How infringe or misappropriate or would infringe or misappropriate any right of any Third Party.

(x)
Exhibit E sets forth a true and complete list of the Contracts Controlled by CytRx or its Affiliates relating to the Exploitation of the Licensed Product (including the KTB Agreement, the "CytRx Contracts").  CytRx has fulfilled and performed its obligations under each of the CytRx Contracts and is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the CytRx Contracts and no other party to any of the CytRx Contracts has breached or defaulted thereunder, and no event has occurred an no condition or state of fact exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by CytRx or by any such other party.  Each of the CytRx Contracts is currently valid and in full force and effect, and is enforceable by CytRx in accordance with its terms.  Except as set forth on Exhibit E, no consent of any Third Party is required to be obtained under any of CytRx Contracts  in connection with the assignment and transfer contemplated by Section 2(d).

Exh 10.1 Page 14

(c) Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 6, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.
7. Confidentiality and Publicity.
(a) Confidential Information.  Each Party ("Disclosing Party") may disclose to the other Party ("Receiving Party"), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement.  The term "Confidential Information" means all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of third parties.  The terms and conditions of this Agreement will be deemed Confidential Information of both Parties.
(b) Restrictions.  Receiving Party will keep all Disclosing Party's Confidential Information in confidence with the same degree of care with which Receiving Party holds its own Confidential Information (but in no event less than a commercially reasonable degree of care).  Receiving Party will not use Disclosing Party's Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.  Receiving Party has the right to disclose Disclosing Party's Confidential Information without Disclosing Party's prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party's Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 7.  Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 7.  Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party's Confidential Information in confidence and using same only for the purposes described herein.
(c) Exceptions.  Receiving Party's obligation of nondisclosure and the limitations upon the right to use the Disclosing Party's Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party's Confidential Information:  (i) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (iii) is obtained by Receiving Party or any of its Affiliates from a third party under no legal obligation of confidentiality to Disclosing Party; or (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of or derivation from Disclosing Party's Confidential Information, as evidenced by contemporaneous written records.
Exh 10.1 Page 15

(d) Permitted Disclosures.  Receiving Party may disclose Disclosing Party's Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
(i)	in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative process or proceeding;
(ii)
in order for it to reasonably fulfill its obligations herein, to its subcontractors, vendors, outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein;

(iii)
in connection with prosecuting or defending litigation, marketing approvals and other regulatory filings and communications, and prosecuting and enforcing Patents and other intellectual property rights in connection with Receiving Party's rights and obligations pursuant to this Agreement; and

(iv)
in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where NantCell is the Receiving Party); potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders; provided, that (1) with respect to Sections 7(d)(i) and (d)(iii), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party's intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 7(d)(iv), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 7(b) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

(e) The obligations of the Parties under clauses (a), (b) and (d) of Section 7 shall last until the applicable Confidential Information is no longer secret and confidential or until one of the exceptions in clause (c) applies to such Confidential Information, whichever occurs first.
(f) Publicity.  The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 7(d).  The Parties agree that the public announcement of the Effective Date of this Agreement shall be substantially in the form of the press release(s)s attached as Exhibit H, and the Parties will cooperate in the release thereof as soon as practicable after the signature of this Agreement by the Parties.  Except as required by law, each Party agrees not to issue any other press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld, delayed or conditioned (or as such consent may need to be obtained in accordance with this Section 7(f) or Section 7(g) below).  In the event either Party (the "Issuing Party") desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the "Reviewing Party") with a copy of the proposed press release or public statement (the "Release").  The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed and timing requirements for disclosure, as required by any applicable law, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than two (2) business days or less, as may be required for disclosure by any applicable law).  If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release.  Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party provided its written consent hereto as stated in this Section 7(f), and such consent shall not be unreasonably withheld, conditioned or delayed.
Exh 10.1 Page 16

(g) Publications.  Subject to the provisions of this Sections 7(g), NantCell shall have the right to publish with respect to the Licensed Product, and to make scientific presentations on the Licensed Product.  Except as required by law or court order, for any proposed publication or presentation regarding the Licensed Product, NantCell: (i) shall transmit a copy of the proposed publication for review and comment to the CytRx at least thirty (30) days prior to the submission of such publication to a Third Party; (ii) shall postpone such publication for up to an additional forty-five (45) days upon the reasonable request of CytRx to allow the consideration of appropriate patent applications or other protection to be filed; and (iii) upon request of CytRx shall remove all Confidential Information of CytRx.
(h) Attorney-Client Privilege.  Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.
8. Term and Termination.
(a) Term.  The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Section 8, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for the Licensed Product.  Upon expiration of this Agreement, the licenses granted to NantCell by CytRx under this Agreement shall be fully paid-up and irrevocable.
(b) Termination Upon Mutual Agreement.  This Agreement may be terminated by mutual written consent of both Parties.
(c) Termination by CytRx for Breach.  CytRx will have the right to terminate this Agreement in full upon delivery of written notice to NantCell in the event of any material breach by NantCell of any terms and conditions of this Agreement, provided, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by CytRx to NantCell specifying in reasonable detail the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if NantCell (a) proposes within such ninety (90)-day period a written plan to cure such breach and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, CytRx may not terminate this Agreement for so long as NantCell is diligently pursuing such cure in accordance with such plan.
Exh 10.1 Page 17

(d) Termination by NantCell.  NantCell may terminate this Agreement as follows:
(i)
Breach.  NantCell will have the right to terminate this Agreement upon delivery of written notice to CytRx in the event of any material breach by CytRx of any terms and conditions of this Agreement; provided that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by NantCell to CytRx specifying the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if CytRx (a) proposes within such ninety (90)-day period a written plan to cure such breach and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, NantCell may not terminate this Agreement for so long as CytRx is diligently pursuing such cure in accordance with such plan.

(ii)
Voluntary Termination.  NantCell may terminate this Agreement in its entirety at any time upon twelve (12) months' written notice to CytRx.  Following any such termination, NantCell agrees, at CytRx's request, to negotiate in good faith a written agreement with CytRx under which CytRx would receive a license to intellectual property Controlled by NantCell that is necessary or useful for the development, manufacturing or commercialization of the Licensed Product on financial and other terms to be negotiated by the Parties.

(e) Termination Upon Bankruptcy.  Either Party may terminate this Agreement if, at any time, the other Party shall (i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (ii) propose a written agreement of composition or extension of its debts, (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (iv) propose or be a party to any dissolution or liquidation, (v) make an assignment for the benefit of its creditors or (vi) admit in writing its inability generally to meet its obligations as they fall due in the general course.
(f) Effect of Termination.  Upon any termination of this Agreement:
(i)
(w) as of the effective date of such termination, all licenses granted by CytRx to NantCell under this Agreement shall terminate automatically; (x) each Party shall return all Confidential Information of the other Party; (y) NantCell will make no further use of the Licensed Know How or CytRx Materials for any purpose; and (z)  NantCell shall cease development, manufacturing and commercialization of Licensed Products.

(ii)
NantCell shall promptly transfer and assign its rights in all pre-clinical and clinical and commercial inventory of the Licensed Product (including, without limitation, API, WPI and finished dose) and all other materials necessary for the Exploitation of the Licensed Product anywhere in the world.

Exh 10.1 Page 18

(g) Surviving Provisions.  Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 1, 4(h), 5(a), 6,7,8(f), 8(g), 9 and 10 as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of this Agreement. Termination shall not relieve any Party from any liability which has accrued prior to such termination.
9. Indemnification and Insurance.
(a) Indemnity by CytRx.  CytRx agrees to defend NantCell and its (and its Affiliates') directors, officers, employees and agents (the "NantCell Indemnified Parties") at CytRx's cost and expense, and will indemnify and hold NantCell and the other NantCell Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, "Losses") to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the negligence or willful misconduct of CytRx or its Affiliates in connection with its activities under this Agreement or (ii) the material breach of this Agreement or the representations and warranties made hereunder by CytRx or its Affiliates; except to the extent such Losses result from clause (i), (ii) or (iii) of Section 9(b) below.  In the event of any such claim against the NantCell Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) NantCell promptly notifying CytRx in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of CytRx except to the extent CytRx is actually materially prejudiced thereby) and (y) NantCell granting CytRx sole management and control, at CytRx's sole expense, of the defense of the claim and its settlement (provided, however, that CytRx shall not settle any such claim without the prior written consent of NantCell if such settlement does not include a complete release from liability or if such settlement would involve NantCell undertaking an obligation (including the payment of money by a NantCell Indemnified Party), would bind or impair a NantCell Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of NantCell or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the NantCell Indemnified Parties reasonably cooperating with CytRx (at CytRx's expense).  The NantCell Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.
(b) Indemnity by NantCell.  NantCell agrees to defend CytRx and its (and its Affiliates') directors, officers, employees and agents (the "CytRx Indemnified Parties") at NantCell's cost and expense, and will indemnify and hold CytRx and the other CytRx Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the negligence or willful misconduct of NantCell, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (ii) the material breach of this Agreement or the representations, warranties and covenants made hereunder by NantCell or (iii) the Exploitation of Licensed Product by or on behalf of NantCell, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (i) or (ii) of Section 9(a) above.  In the event of any such claim against the CytRx Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) CytRx promptly notifying NantCell in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of NantCell except to the extent NantCell is actually materially prejudiced thereby) and (y) CytRx granting NantCell shall sole management and control, at NantCell's sole expense, the defense of the claim and its settlement (provided, however, that NantCell shall not settle any such claim without the prior written consent of CytRx if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a CytRx Indemnified Party), would bind or impair a CytRx Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of CytRx or this Agreement is invalid, narrowed in scope or unenforceable), and (z)  the CytRx Indemnified Parties reasonably cooperating with NantCell (at NantCell's expense).  The CytRx Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.
(c) LIMITATION OF DAMAGES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS CLAUSE (C) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS SECTION 9 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.
Exh 10.1 Page 19

10. Miscellaneous.
(a) Fees and Expenses.  Each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel).
(b) Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.
(c) Independent Contractors.  The relationship between NantCell and CytRx created by this Agreement is solely that of independent contractors.  This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.  Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.
(d) Further Assurances.  At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.
(e) Amendment; Waiver.  This Agreement may be amended only by a written instrument signed by the Parties hereto.  No waiver by any Party hereto of any provision hereof shall be effective unless set forth in a writing executed by the Party so waiving.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party's rights or privileges hereunder or shall be deemed a waiver of such Party's rights to exercise the same at any subsequent time or times hereunder.
Exh 10.1 Page 20

(f) Governing Law and Dispute Resolution.  This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within that State without regard to its conflicts of laws provisions.  Any claim or controversy between the Parties arising out of the circumstances and relationships contemplated by this Agreement, including disputes relating to the validity, construction or interpretation of this Agreement ("Disputes"), shall, upon written notice of CytRx to NantCell or NantCell to CytRx, as applicable, be referred for resolution by final, binding arbitration in accordance with the provisions of this Section 10(f).  The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) ("JAMS") under its rules of arbitration then in effect, except as modified in this Agreement.  The arbitration shall be conducted in the English language, by a single arbitrator.  The arbitrator shall engage an independent expert with experience in the subject matter of the Dispute to advise the arbitrator. With respect to any Dispute arising under this Agreement, the Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration within six (6) months from the issuance of notice of a referral of any such Dispute to arbitration.  The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute.  The Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the arbitrator.  Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement.  The arbitration proceedings and the decision of the arbitrator shall not be made public without the mutual consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that a Party may make such disclosures as are permitted for Confidential Information under Section 7 above.  Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in the County of Los Angeles in the State of California.  The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator, and the cost of the arbitrator and administrative fees of JAMS.  Each Party shall bear its own costs and attorneys' and witnesses' fees and associated costs and expenses.  Pending the selection of the arbitrator or pending the arbitrator's determination of the merits of any Dispute, a Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.
(g) Successors and Assigns.  Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed or conditioned, except that either Party shall be free to assign this Agreement without the consent of the non-assigning Party (i) to an Affiliate of such Party provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (ii) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement.  This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto.  Any assignment of this Agreement in contravention of this Section 10(g) shall be null and void.
(h) Force Majeure.  Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other Party; provided such failure or delay did not arise from the negligence or willful misconduct of the affected Party.
(i) Interpretation.  The captions to the Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation.  In this Agreement: (i) the word "including," "includes," "included," and "include" shall be deemed to be followed by the phrase "without limitation" or like expression; (ii) the singular shall include the plural and vice versa; (iii) masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (iv) the words "hereof," "herein," "hereto," "hereby," "hereunder," and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; (v) each reference in this Agreement to a particular Section, appendix, schedule, or exhibit means a Section, appendix, schedule, or exhibit of or to this Agreement, unless another agreement is specified; (vi) "the word "will" shall be construed to have the same meaning and effect as the word "shall"; (vii) "or" is disjunctive but not necessarily exclusive; (viii) references to any Party or Person shall include its permitted successors or assigns; and (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and business days means any day, except Saturday and Sunday, on which commercial banking institutions in Los Angeles, California are open for business.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.
Exh 10.1 Page 21

(j) Third Party Beneficiaries.  No Person other than the Parties hereto and their respective successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.
(k) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(l) Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
(m) Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10(m).
(n) Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party's part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and not alternative.
(o) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(p) Enforcement.  Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each Party may have, each Party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.
(q) Integration; Entire Agreement.  This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.
 [Signature Page Follows]
Exh 10.1 Page 22

          IN WITNESS WHEREOF, the parties have executed this Exclusive License Agreement as of the Effective Date.
CYTRX CORPORATION

By:	/s/ STEVEN A. KRIEGSMAN
Name:Steven A. Kriegsman
Title: Chief Executive Officers

Address: CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
Chief Financial Officer

NANTCELL, INC.

By:	/s/ PATRICK SOON-SHIONG
Name: Patrick Soon-Shiong
Title: Chief Executive Officer

Address: NantCell, Inc.
9920 Jefferson Boulevard
Culver City, California 90232
Attention: General Counsel

Exh 10.1 Page 23